Exhibit 10

CONTRACT FOR SERVICES

This Agreement is made the 28th day of December   2006

Between

(1)               Sealed Air Limited, whose registered office is at Clifton House, 1 Marston Road, St. Neots, Cambs, PE192HN (‘The Company’); and

 (2)              Stuart Prosser, residing at 4 River Meadow, Hemingford Abbots, Cambridgeshire, PE289AY, UK (‘The Consultant’)

1.             Definitions

a)             In this Agreement, unless the context otherwise requires, the following expressions whether appearing in the singular or the plural shall have the meanings set out against them:

‘Agreement’ means these terms and conditions and the Schedule and any and all other Schedules to this Agreement as the same may be amended modified or supplemented from time to time by the agreement of the parties:

‘Associated Companies’ means any corporation, company or other business entity which directly or indirectly controls, is controlled by, or is under common control with the Company;

‘Confidential Information’ means any trade secret and any information of a confidential nature of which the Consultant is informed by the Company or any client of the Company for whom the Consultant agrees to provide services in accordance with this Agreement, or which otherwise comes to the knowledge of the Consultant as a result of, or in the course of providing the Services.  Confidential Information of the Company includes but is not limited to the Company’s trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications, business methods, management systems, marketing, financial, business, new business, technical or research plans, the identity of the Company’s clients and client lists in whatever medium they are stored including contacts at those clients, the requirements of any of the Company’s clients for its products and services, software products or concepts, designs, details of the terms on which the Company trades with its clients or suppliers, details of the terms on which the Company employs staff or engages contractors and unpublished financial or other information entrusted to the Company in confidence by any client or third party;

‘Property’ means such property as is supplied to or is placed in the control of the Consultant or is otherwise made available to the Consultant by either the Company or a client of the Company for the purpose of or in connection with the provision of the Services;

‘Schedule’ means the schedule annexed to this Agreement the provisions of which shall be incorporated into this Agreement in their entirety;

‘Services’ means the services to be provided by the Consultant, which services are described in the Schedule;

‘Special Conditions’ means such conditions as apply to the provisions of the Services and as are set out in the Schedule;

‘Term’ means the period set out in the Schedule;

‘VAT’ means Value Added Tax or any similar tax introduced after the date of this Agreement;

b)            The headings in this Agreement are included only for convenience and shall not affect its construction.

c)             Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended extended or re-enacted.

2.             Provision of Services

a)             The Consultant agrees to supply the Services to the Company or Associated Companies in accordance with these terms and conditions and the Special Conditions, if any.  The Company shall not control nor have any right of control as to how the Consultant is to perform the Services; however, Consultant agrees to perform the Services within guidelines set forth by the Company Representative(s) as identified in the Special Conditions.

b)            The Consultant undertakes that he will devote such time, attention, skill and ability as the provision of the Services requires.

c)             The Consultant will use his own initiative in how the Services are to be provided and will have flexibility as to the hours worked on location, but will nonetheless assist the Company by making all reasonable attempts to work within an overall agreed deadline, will observe Health and Safety regulations and will comply with all reasonable operational requirements relating to working hours and security.

d)            Start and finish times are at the discretion of the Consultant within an overall programme of Services which will be verbally agreed from time to time with the Company Representative(s) as identified in the Special Conditions.

e)             The Consultant is not obliged to seek permission from the client to leave a location at any time, except that if the Consultant is attending a meeting, he shall not leave until the conclusion of meeting.

f)             The Consultant agrees that the Services shall be performed by him personally.

g)            The Consultant warrants that the Consultant shall have the necessary qualifications and experience to enable him to provide the Services to the satisfaction of the Company and that the provision of the Services would not be in breach of any laws applicable in the location at which the services will be supplied.

h)            Whilst the Consultant’s working methods are his own, the Consultant shall at all times exercise the highest degree of skill and application in providing the Services and when the Consultant is providing the Services at the premises of the Company or the premises of clients of the Company, shall ensure that he complies with all relevant health and safety and operational rules and regulations issued by such clients relating to working hours and security.

i)              In the event that the Consultant or any agents or employees of the Consultant by any negligent act or omission loses, damages, destroys or wrongly disposes of the Property, the Consultant accepts and agrees that the Consultant shall be responsible for such loss, damage, destruction or wrongful disposal as between the Consultant and the Company and/or the Company’s client and shall put the client, or the Company, as appropriate, in the position on which it would have been had such event not taken place.

j)              The Consultant shall be responsible for his own insurances.

3.             Fee and Payment Terms

a)             In consideration of the provision of the Services, the Company shall pay to the Consultant a fee (‘the Fee’) to be calculated at the rate as specified in the Schedule.

b)            All payments to the Consultant shall be made on an automatic basis, the last day of each month, with the first payment being due and payable to the Consultant on January 31, 2007 and final payment being due and payable to the Consultant on December 31, 2007 unless extended per the Schedule.  Payments will be coordinated with the UK People and Performance Manager.

c)             The Company and the Consultant acknowledge that the Consultant is not an employee of the Company and that the legal relationship between the Consultant and the Company is one of undertaking independent specialist service, and that nothing in this Agreement shall be deemed to create a relationship of partnership, agency or employment between the Consultant and the Company and/or any client of the Company.

d)            The parties to this contract for services specifically confirm that ‘the circumstances’ referred to in S75 4A(1)(c) of the Welfare Reform and Pensions Act 1999 and any related taxation legislation, either current or to be introduced, are those in this contract for services and no other agreement or contract.

e)             The Consultant, his agents or employees will not be entitled to receive from the Company holiday pay or Bank Holiday pay or special absence pay or sick pay in any circumstances.  The Consultant will bear the cost of any health insurance scheme which he may arrange at his own discretion.

f)             The Consultant, his agents or employees are not entitled to partake in any grievance procedure of the Company, and as an independent contractor the Consultant, his agents or employees are not entitled to any employment law rights from the Company.

g)            The Consultant his agents or employees are not entitled to receive any Company benefits or partake in any pension run by the Company except that Consultant is entitled to any such pension already vested to the Consultant on the basis of his prior employment relationship with the Company.

h)            The Consultant shall be responsible for any income tax, national insurance contributions and any VAT liability arising in relation to the Fee payable under this Agreement.  The Consultant agrees to indemnify the Company against any claims or demands for tax, national insurance contributions, penalties or interest which may become payable by the Company in relation to the provision of the Services under this Agreement and against any costs the Company incurs (including legal costs on a full indemnity basis) in dealing with such claims and/or demands.  Payment under this indemnity will fall due within 14 days of demand being made by the Company.

4.             Expenses

a)             The Consultant shall be entitled to reimbursement by the Company for reasonable expenses incurred in pursuance of this Agreement consistent with normal Company practice for airfares, hotels, and all business related telephone calls.  The Consultant shall not be entitled to raise any charge or submit any invoice to the Company in respect of any such expenses relating to any non-European travel save with the prior written consent of the Company.  Invoices for travel and other expenses should be submitted to the UK People and Performance Manager for payment consistent to this provision.

b)            The Consultant shall not accept any payment whatsoever from any clients of the Company.

5.             Access to clients’ premises

a)             Throughout the period of this Agreement the Company shall procure that the Consultant is afforded such access to any premises of any of the Company’s clients as shall be necessary for the provision by the Consultant of the Services and further shall:-

(i)            procure that the Consultant is properly advised of the rules and regulations which are then in force for the conduct of personnel at such premises;

(ii)           procure that the Consultant is provided with such working space and facilities as he may reasonably require;

(iii)          make available appropriate personnel to liaise with the Consultant.

6.             Freedom of the Consultant to undertake other works and Non-competition

a)             The Consultant is free to undertake other contracts for services for other parties at any time, either before, after, or concurrently with this contract for services, except that during the term of this Agreement and for one year following the termination of this Agreement, Consultant agrees that he shall not, without the written consent of the President and CEO of Sealed Air Corporation, (i) either directly or indirectly compete with or in any way engage his talents for the benefit of a competitor of the Company in any capacity related directly or indirectly to any aspect of the Consultant’s last 24 months employment  with the Company or as Consultant with the Company or (ii) act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product that competes with any of the products manufactured, sold or under development by the Company during Consultant’s last 24 months employment with the Company or during the term of this Agreement.

b)            The Consultant acknowledges and agrees that the Company has first call on the services of the Consultant and requires the Consultant to give the Company high priority over another client of the Consultant.

c)             The Consultant may advertise his services in any way he sees fit, consistent with the terms of this Agreement, and the Company shall not raise any objection save that the Consultant shall not make any reference to the Company as a client of the Consultant without the prior written consent of the Company.

7.             Force Majeure

a)             Neither party shall be liable for any failure to carry out its obligations under this Agreement if and to the extent that such failure is due to force majeure which shall mean an event beyond the control of the party concerned including but not limited to war (declared or undeclared), acts of God, terrorism, earthquake, accident, explosion, fire, flood, abnormal weather conditions, acts of government or other agencies and industrial disputes.

b)            The party affected by such force majeure event shall promptly notify the other party in writing.  In the event that the force majeure event so notified continues so as to prevent the performance of this Agreement for thirty (30) days after such notice then either party shall have the right to terminate this Agreement without liability for beach of contract.

8.             Termination

a)             Either the Consultant or the Company may terminate this Agreement at any time by giving to the other in writing the period of notice specified in the Schedule.

b)            Termination of this Agreement shall not affect the accrued rights and obligations of the parties at the date of termination.

9.             Confidentiality

a)             The Consultant agrees that during the period of this Agreement and thereafter the Consultant shall not (and shall use his best endeavours to ensure that any agent or employee of his shall not) use for his own purposes, nor disclose to any person the Confidential Information except where it is necessary to do so for the purpose of supplying the Services and the person to whom the information is communicated has a legitimate need to know the information and in these circumstances the Consultant shall use his best endeavours to keep confidential and to ensure that his agents and employees keep confidential the Confidential Information.

b)            This obligation of confidentiality will not apply to any such Confidential Information which:

(i)            is already in the public domain other than by reason of the Consultant breaching this clause;

(ii)           become known from a third party without breach of this or any other obligation of confidentiality and without requiring a significant expenditure of labour skill or money;

(iii)          is required to be disclosed by a court of law or any other competent tribunal government or other authority or regulatory body.

c)             nothing in this Agreement prevents any party to the Agreement making a protected disclosure under the Public Interest Disclosure Act 1998 should that Act apply to them.

10.          Intellectual Property

The copyright and all other proprietary rights whatever in all documentation and other material developed by the Consultant under this Agreement specifically for the Company shall become the property of the Company and the Consultant agrees at all times to do all such things and execute all such documents as shall be necessary to effect the valid legal transfer and/or assignment to the Company of all such rights.

11.          Compliance with the Laws Governing Bribery

Consultant agrees that neither he, nor anyone acting on his behalf, will violate any antibribery laws or international antibribery standards.  Specifically, Consultant agrees that he will not, directly or indirectly, pay, promise or offer to pay, or authorize the payment of any money or anything of value to:

a)                                      an officer, employee, agent, or representative of any government, including any department, agency or instrumentality of any government or any government-owned or government controlled entity or any person acting in an official capacity on behalf thereof; or

b)                                     a candidate for political office, any political party, or any official of a political party; or

c)                                      any other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to any person or entity described above for the purpose of influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, including a decision to do or omit to do any act in violation of the lawful duty of such person or entity, or inducing such person or entity to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision, in order to assist the Company or its Associated Companies or in the promotion,  marketing or sale of Company or its Associated Companies products and service.

In addition, Consultant understands and agrees that no payment shall be made by him or anyone acting on his behalf to anyone for any reason or for the benefit of the Company or its Associated Companies, which is not properly and accurately reported to the Company.

12.          Processing of Personal Data

The Consultant consents to the processing of all or any personal data (in manual, electronic or any other form) relevant to his engagement by the Company and/or any Associated Companies and/or any agent or third party nominated by the Company and bound by a duty of confidentiality.  Processing includes but is not limited to obtaining, recording, using and holding data and includes the transfer of data to any country either inside or outside the EEA.

13.          Delivery up of the Property

At the request of either the Company or any client of the Company who has provided the Consultant with any of its Property at any time and in any event on the termination of this agreement, the Consultant will deliver up to the Company or the Company’s client as appropriate the Property and, if so required by either the Company or the Company’s client will provide the requesting party with a written confirmation that the Consultant has done so.  The Consultant is not permitted to retain any copies of the Property and such copies must likewise be delivered up to the party to whom the originals belong.

14.          Restrictions

a)             The Consultant agrees it will not whether by himself, his employees or agents or otherwise whatsoever either during the period of this Agreement or for a period of one (1) year after the termination date of this Agreement, without the Company’s prior written consent:

(i)            on behalf of any company, firm or business which competes with the Company or any Associated Companies, and whether directly or indirectly, solicit or entice away from, or endeavour to solicit or entice away from the Company or any Associated Companies the business of any client of the Company or any Associated Company with whom the Consultant had business dealings in the course of providing the Services in the twelve months prior to the termination date;

(ii)           on behalf of any company, firm or business which competes with the Company, or any Associated Company, and whether directly or indirectly, solicit or entice away from, or endeavour to solicit or entice away from the Company or any Associated Company, any person employed or engaged by the Company or any Associated Company at the termination date as a senior employee, (or who would have been so employed or engaged had he or she not left due to solicitation on the part of the Consultant) and with whom the Consultant had contact during the course of this Agreement.

15.          Waiver

The failure by the Company to enforce at any time or for any period any one or more of the terms and conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all of the terms and conditions of this Agreement.

16.          Assignment

This Agreement is personal to the Consultant who may not without the express prior consent of the company assign or sub-contract any of his rights or duties under this Agreement (save as set out in this Agreement).

17.          Notices

Any notice to be given under this Agreement by any of the parties to the other must be in writing and delivered by hand, first class letter or facsimile transmission to the address at the beginning of the Schedule (or such other address as may from time to time be designated in writing by the relevant party for this purpose) and in the case of post will be deemed to have been given three working days after the date of posting and in the case of other notices will be deemed to have been given on delivery.  PROVIDED that in the case of facsimile transmission or confirmatory copy of such notice is sent by first class post to the recipient within 24 hours of the facsimile transmission.

18.          General

a)             This Agreement represents the entire agreement between the parties relating to its subject matter and supersedes any and all prior oral or written promises, representations,

agreements, statements and understandings whatsoever which existed or may have existed between the parties other than those expressly incorporated in this Agreement.  This Clause shall not exclude liability for fraudulent misrepresentation.

b)            This Agreement may only be amended in writing by a document signed by an authorised representative of each party which is expressly stated to amend this Agreement.

c)             If any provisions of this Agreement should be declared invalid by a court of law or other competent tribunal or governmental body then the remainder of this Agreement shall continue in full force and effect provided that it is capable of doing so.

d)            This Agreement shall be governed by and construed in accordance with the law of England and the parties hereby submit to the jurisdiction of the English courts.

19.          Proper Law and Jurisdiction

This Agreement shall be governed by English law and the parties hereto hereby agree to subscribe to the exclusive jurisdiction of the English courts.

SCHEDULE

Notice Period:

Company to Consultant      1 week in writing

Consultant to Company      4 weeks in writing

Term:  January 1, 2007 through December 31, 2007.  Two (2) one year extensions may be granted upon mutual agreement of the parties by notice within 30 days prior to the expiration of this Agreement.

Annual Rate:  £100,000 (exclusive of Value Added Tax), payable in the following manner:

12 equal payments of £8,333.34 payable on the last day of each month for the term of this Agreement, with the first payment due and payable on January 31, 2007 and the last payment due and payable on December 31, 2007.  Any extensions of this Agreement will be at the same Annual Rate and monthly payment manner.

Agreed Limits:

10 days per month (which includes any preparation time and any travel time) for a maximum total of 120 days from January 1, 2007 through December 31, 2007.  Consultant may carry over from one month to the next month any days not used in the previous month; likewise, Consultant may use days from the following month if necessary to perform the Services in a current month, provided the 120 days agreed limit must be used by December 31, 2007.  Consultant is not permitted to any additional hours or fees without the approval of the President and CEO of Sealed Air Corporation or his designee.  If Consultant performs beyond the scope of the Nature of Services and/or beyond the Agreed Limits, as determined by the Company, Consultant may be eligible for additional remuneration.

Nature of Services:

(1)          Follow sustainable packaging development in Europe;

(2)          Continue to develop business opportunities with certain customers;

(3)          Follow potential acquisitions opportunities in certain businesses; and

(4)          Other projects that may be assigned, from time to time, by the CEO and President of Sealed Air Corporation or his designee.

Special Conditions:

Because Consultant’s Services are in a number of multifaceted areas, Consultant shall liaise with other Company and/or Associated Company Representative(s) or their designees as it relates to relevant Services.

AS WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by the Consultant

Signature:	/s/ Stuart Prosser	Date:	28 December 2006
Stuart Prosser

SIGNED for and on behalf of the Company

Signature:	/s/ William V. Hickey	Date:	28 December 2006
William V. Hickey
Director of Sealed Air Limited,
President & CEO Sealed Air Corporation